For Immediate Release
Jan. 16, 2008
SAP and Business Objects Unite to Lead Emerging Market for Business
Performance Optimization
Market Leaders Share Vision to Connect People, Information and Businesses
Across Networks; Companies Announce First Joint Offerings
     WALLDORF, Germany / PARIS / SAN JOSE, Calif. — Jan. 16, 2008 — SAP AG (NYSE: SAP) today announced next steps in the successful acquisition of Business Objects (NASDAQ: BOBJ; Euronext Paris: ISIN code FR0004026250 — BOB), uniting two of the technology industry’s biggest brands with a shared vision to transform the way the world works by connecting people, information and businesses. With a broad showing of support from shareholders and business partners, SAP and Business Objects now embark on a road map to transform their wide lead in the market of software for business users into leadership in the emerging market for business performance optimization. As a first indication of the successful pace of the companies’ integration, SAP and Business Objects also announced an initial slate of joint product offerings, enabling deep, operational intelligence to improve business performance for customers in multiple industries worldwide.
     On January 15, 2008, SAP announced the successful all-cash tender offers for Business Objects S.A. securities. (See related announcement, titled “SAP France’s Cash Offers for Business Objects Securities Are Successful.”) As the global market leaders in business software and business intelligence (BI), SAP and Business Objects have thousands of joint customers, highlighting the synergies that companies are already leveraging by combining the existing products from SAP and Business Objects. With roughly 7,000 employees in the Business Objects organization and SAP unit supporting business user applications, the combination represents a leading organization targeting the business user market.
     “With the distinct combination of best-in-class software for performance management and analytical insight, we believe that SAP and Business Objects have the clearest vision and the

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strongest products to lead this market into the next wave of innovation with business performance optimization,” said Henning Kagermann, CEO of SAP. “With our delivery of SAP® Business Suite on an industry-first business process platform and the introduction of SAP® Business ByDesign to drive new volume business in the midmarket, we have achieved two of three major milestones in our growth strategy. SAP is now seizing a significant opportunity to pursue the third component of our strategy: leading the market for business user solutions. For SAP, this is the right partner, right timing and right market segment to acquire market-leading innovation that enhances business value for our customers.”
Business Objects Acquisition Complements Growth Strategy and Targets Trends
     The acquisition of Business Objects complements SAP’s existing growth strategy, granting immediate leadership in the market for business user solutions—tools and applications designed to help companies organize and manage information to optimize everyday business activities and improve the way employees work. It allows SAP to reach new customers and expand its footprint in existing accounts. SAP already has paved strong inroads into this market with its proven solutions for governance, risk and compliance (GRC), corporate performance management (CPM) and business intelligence.
     Growth in the business user segment is being driven by three major trends transforming the business environment: First, companies need to make decisions more effectively based on a broader array of data sources from both inside and outside the enterprise, and from structured and unstructured sources. Second, today’s business users need better tools and applications that go beyond individual views to support collaborative decision-making. Third, companies are seeking competitive advantage by extending beyond their businesses to create and manage business networks with partners, suppliers and customers.
     Today, Business Objects provides the market-leading BI platform and tools that unlock information, enable business insight, performance management and financial management, independent of the underlying business applications and data stores. While maintaining and supporting this market-leading portfolio, SAP and Business Objects will work together to build new applications to help business users, teams and companies to better collaborate through networks.

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New Market Opportunity Emerges for Business Performance Optimization
     Together, SAP and Business Objects will tightly link business information with business processes to enable companies to translate insight into action. As an independent business unit of the SAP Group, Business Objects will leverage its market leading portfolio on top of any business application environment (SAP or non-SAP) to meet the needs of all customers. As such, Business Objects leverages the application and technology choices customers have made in the past, enabling them to continue gaining value from their investments.
     When combined with the industry’s only available business process platform—enabled by SAP Business Suite applications—the portfolio from Business Objects will enable customers to further optimize business performance. Today, powerful business intelligence solutions help companies gain valuable insight and improved decision-making, resulting in improved performance. Often, however, companies fail to leverage the full potential value from those decisions—the value that can come from changing existing processes to assure that the business operations going forward benefit continuously from the insight and decisions taken. This creates a gap between strategy and continuous execution improvement.
     With the power and flexibility of a business process platform, process components can be easily adapted and recomposed. When the Business Objects portfolio is combined with the SAP offering, companies will be able to more easily implement process changes resulting from strategic decisions or business events, more efficiently execute across organizational lines, and respond to events in real time. This effectively “closes the loop” between strategy and execution, enabling not only better decision making, but adjustments and optimization of business process in real time, promising new opportunities for business performance optimization not previously available for customers.
     Further demonstrating its focus on delivering business value to customers through innovative technology, SAP also stated that it saw additional opportunities arising from combining Business Objects solutions with technologies from SAP. Looking forward, the BI platform from SAP and Business Objects will combine the core technologies found in SAP’s already successful SAP NetWeaver® BI Accelerator (see: http://www.sapintelalliance.com ) with Business Objects’ genome in database- and application-agnostic BI capabilities. This move promises dramatic improvements in performance and analysis capabilities to the company’s performance optimization applications, and to customer- and partner-built solutions built on the

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evolved BI platform of Business Objects. Another opportunity for additional business value comes from running Business Objects solutions with the SAP portfolio. Because SAP offers natively integrated business applications across more than 25 industries on a single, open platform—SAP NetWeaver—customers gain deep vertical capabilities not available from any other provider in the market today.
     “In our view, SAP customers now have a new internal ‘standard’ for business intelligence and performance management,” said Bruce Richardson, chief research officer, AMR Research. “This acquisition will help SAP achieve its goal of reaching business users. Business Objects customers will also benefit from SAP’s core strengths in building end-to-end business processes for a wide range of industries across the globe. If both parties continue to execute well, this is a win-win-win for SAP/Business Objects, customers and partners.”
Complementary Cultures Yield Organizational Synergies
     To spearhead the integration of combined teams, SAP will name Business Objects CEO John Schwarz to the SAP Executive Board; Doug Merritt, SAP corporate officer and head of the Business User division, joins the Business Objects Executive Committee. At its Annual General Meeting of Shareholders in May 2008, the SAP Supervisory Board intends to propose to elect Business Objects founder Bernard Liautaud to the SAP Supervisory Board. Until that time, Liautaud will have an advisory role to Henning Kagermann on aspects of strategy and integration. As part of the organization change, existing SAP groups supporting business user applications will move from SAP into the new Business Objects organization, allowing closer collaboration and development efforts to bring new offerings to market.
     “SAP and Business Objects share a common vision for the future of business intelligence,” said John Schwarz, CEO of Business Objects. “We see a world where people, processes and information are connected in a seamless, fluid, interactive, collaborative and insightful way. By joining forces with SAP, we gain considerable momentum to transform this vision into a near-term reality. As we lead the way in the evolving market for business performance optimization, our overall commitment will be to protect our customers’ investments and enable their growth and evolution in the face of ever changing market and business dynamics.”

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Joint Product Packages Offer Initial Customer Benefits
     In a sign of the first benefits that the combination will bring to customers, SAP and Business Objects today revealed nine joint product packages that will become available this month and will be sold by both organizations’ global sales teams. These packages were chosen to address the most common challenges facing the executive suite today, creating the first opportunities for companies to license, install and manage solutions from SAP and Business Objects in a single IT investment transaction.
     Among the initial packages announced for large enterprises are Financial Performance Management; Governance, Risk and Compliance; Visualization and Reporting; Enterprise Query, Reporting and Analysis; Master Data Services; and Data Integration and Data Quality Management. For small businesses and midsize companies, packages are BusinessObjects Edge Series; SAP® Business All-in-One with BusinessObjects Edge Standard; and Crystal Reports® Server. (See related announcement, titled “SAP and Business Objects Unveil First Joint Offerings.”) These new packages will be offered in addition to the existing portfolios of products available from SAP and Business Objects, which the companies will continue to innovate and support going forward.
Partner Community Embraces Convergence of Market Leaders
     The combination of SAP and Business Objects is meeting with positive market response. Partners of both SAP and Business Objects are embracing the transaction, seeing opportunities to serve additional customers and extend benefits through the combined offerings and open approach to the market. (For further market commentary on the merger, see addendum to this announcement, titled “Global Ecosystem Embraces SAP Acquisition of Business Objects.”)
     For more information about the SAP acquisition of Business Objects, please see www.sap.com/businessobjects or www.businessobjects.com/SAPacquisition.
About SAP
SAP is the world’s leading provider of business software*. Today, more than 43,400 customers in more than 120 countries run SAP® applications—from distinct solutions addressing the needs of small businesses and midsize companies to suite offerings for global organizations. Powered by the SAP NetWeaver® technology platform to drive innovation and enable business change, SAP software helps enterprises of all sizes around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP solution portfolios support the unique business processes of more than 25 industries, including high tech, retail, financial services, healthcare and the public sector. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

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(*)	SAP defines business software as comprising enterprise resource planning and related applications such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.
About Business Objects
Business Objects has been a pioneer in business intelligence (BI) since the dawn of the category. Today, as the world’s leading BI software company, Business Objects transforms the way the world works through intelligent information. The company helps illuminate understanding and decision-making at more than 45,000 organizations around the globe. Through a combination of innovative technology, global consulting and education services, and the industry’s strongest and most diverse partner network, Business Objects enables companies of all sizes to make transformative business decisions based on intelligent, accurate, and timely information.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
# # #
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
This press release contains forward-looking statements concerning the anticipated benefits and synergies of the acquisition, the companies’ anticipated combined operations, product offerings and services, Business Objects’ ability to protect customers’ investments and to continue to innovate and support existing product portfolios, and the timing of the availability of joint product offerings. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, integration-related risks, customer and partner uncertainty regarding the anticipated benefits of the transaction, , the failure to retain key Business Objects employees, the failure of SAP and Business Objects to achieve the anticipated synergies of the acquisition and other risks detailed in Business Objects’ SEC filings, including those discussed in Business Objects’ quarterly report on Form 10-Q for the quarter ended September 30, 2007, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.
The Business Objects logo, BusinessObjects, Crystal Reports, Crystal Decisions, Intelligent Question, and Xcelsius are trademarks or registered trademarks of Business Objects in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.
Copyright © 2008 SAP AG. All rights reserved.
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